Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275

Ladies and Gentlemen:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated March 31, 2008 to the Partnership's prospectus dated April 30, 2007.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    --------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                      Citigroup Diversified Futures Fund L.P.
                                   March 2008

The net asset value for Citigroup Diversified Futures Fund L.P. was $1,074.01 per unit at the end of March, down 2.5% for the month and up 6.7% year to date.

The Fund was negative for the month of March as gains in energy, currencies and indices markets were offset by losses in grains, soft commodities and metals markets.

Following strong performance in the preceding months, especially in commodity markets, upside momentum in prices dissipated during the month. March presented a difficult trading environment dominated by significant reversals in the prices of many commodity markets. In the soybean complex, prices had nearly doubled since last August but declined sharply due to the temporary strengthening of the U.S. Dollar, slowing demand, and reports indicating potential increases in supply as farmers shift away from corn acreage into soybeans. In soft commodities markets, losses were realized as prices for coffee, cocoa and sugar all plunged over 20% from the peak on higher-than-expected supply forecasts. Precious metals rallied strongly in the first half of the month but were corrected sharply after the Federal Reserve cut rates by less-than-anticipated.

In energy markets, gains were earned from trading in refined and natural gas products. Prices on refined products rallied on lower refinery utilization rates and supply disruption at country-regionplaceIraq's main export terminal while natural gas prices rallied amid forecasts for colder weather and higher demand to heat homes. Profits were also realized in currency markets, particularly in the euro, as adjustments in global currency reserves away from the U.S. dollar continued. Gains were also earned in indices markets as European equity indices trended lower.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                             For the Period March 1,
                             Through March 31, 2008

                                                                  Percent
                                                                of Average
                                                                Net Assets
                                                               ============
Realized gains from trading ...........   $  28,824,361            3.26%
Change in unrealized gains/losses
     from trading .....................     (47,383,323)          (5.36)
                                            -----------           -----
                                            (18,558,962)          (2.10)
                                            -----------           -----
Less, Brokerage commissions
     and clearing fees ($219,641) .....       4,405,961            0.50
Net realized and unrealized gains .....     (22,964,923)          (2.60)
Interest income .................... ..         786,058            0.09
                                                -------            ----
                                            (22,178,865)          (2.51)
                                            -----------           -----
Less, Expenses:
     Management fees ..................       1,425,261            0.16
     Incentive fees ...................      (1,381,561)          (0.16)
     Other expenses ...................         103,895            0.01
                                                -------            ----
                                                147,595            0.01
                                                -------            ----
Net loss ..............................     (22,326,460)          (2.52)%
                                            ===========           =====

Additions (10,368.8173 L.P. units
at February 29, 2008 net asset
value per unit of $1,101.09) ...........      11,417,000

Redemptions (21,281.1350 L.P. units
at March 31, 2008 net asset
value per unit of $1,074.01) ...........     (22,856,152)
                                             -----------
Decrease in net assets ............ ....     (33,765,612)

Net assets, February 29, 2008 ..........     896,308,957
                                             -----------
Net assets, March 31, 2008 .............   $ 862,543,345
                                           =============

  Net asset value per unit
  ($862,543,345 / 803,108.2884 Units) ...   $   1,074.01
                                            ============

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.


 By: /s/ Jennifer Magro
         --------------
         Jennifer Magro
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Citigroup
         Diversified Futures Fund L.P.